AMENDMENT NO. 2
                                      to
                                 FEE SCHEDULE
                                     for

      Services pursuant to a Transfer Agency Agreement, dated April 30, 1993 between INVESCO Diversified Funds, Inc. (the "Fund") and INVESCO Funds Group, Inc. as Transfer Agent (the "Agreement").

      Account Maintenance Charges. Fees are based on an annual charge set forth below per shareholder account or omnibus account participant for account maintenance, as described in the Agreement. This charge, in the amount of $20.00 per shareholder account per year, or in the case of omnibus accounts that are invested in the Fund $20.00 per participant in such accounts per year, is billable monthly at the rate of one-twelfth (1/12) of the annual fee. A charge is made for an account in the month that is opens or closes, as well as in each month which the account remains open, regardless of the account balance.

      Expenses. The Fund shall not be liable for reimbursement to the Transfer Agent of expenses incurred by it in the performance of services pursuant to the Agreement, provided, however, that nothing herein or in the Agreement shall be construed as affecting in any manner any obligations assumed by the Fund with respect to expense payment or reimbursement pursuant to a separate written agreement between the Fund and the Transfer Agent or any affiliate thereof.

      Effective this 1st day of May, 1996.


                                    INVESCO DIVERSIFIED FUNDS, INC.


                                    By: /s/ Dan J. Hesser
                                        ------------------------
                                        Dan J. Hesser, President
ATTEST:

/s/ Glen A. Payne
-------------------------
Glen A. Payne, Secretary

                                    INVESCO FUNDS GROUP, INC.


                                    By: /s/ Ronald L. Grooms
                                        ---------------------------------------
                                        Ronald L. Grooms, Senior Vice President
ATTEST:

/s/ Glen A. Payne
-----------------------------
Glen A. Payne, Secretary